Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. ANNOUNCES THIRD QUARTER 2007 RESULTS
23% Increase in SmartMusic Subscription Revenue
15% Increase in Total Revenue
Minneapolis — November 7, 2007 — MakeMusic, Inc. (Nasdaq: MMUS) today announced financial results for the three months and nine months ended September 30, 2007. Net revenues for the three and nine months ended September 30, 2007 were $4,621,000 and $10,295,000, a 15% and 11% increase respectively, compared to $4,025,000 and $9,259,000 for the same periods last year. The company also announced for the three and nine months ended September 30, 2007 net income of $1,030,000 and $161,000, or $0.25 and $0.04 per basic share and $0.22 and $0.04 per diluted share, respectively. These results represent an improvement over the reported net income of $843,000 and net loss of $181,000, or $0.22 and $(0.05) per basic share and $0.19 and $(0.05) per diluted shares, respectively, for the same periods last year.
The increase in net revenue during the third quarter and first nine months of the year was attributed to the release of Finale® 2008, sales growth in other notation products and sales growth in SmartMusic® sales. Finale 2008 was released on July 2, 2007. This was one month earlier than last year’s launch of Finale 2007 which occurred in August 2006. The earlier launch resulted in stronger third quarter notation sales for 2007 as compared to 2006. Notation revenue increased by $306,000 to $3,514,000 when comparing the three-month periods ended September 30, 2007 and 2006, and increased by $504,000 to $7,816,000 when comparing the nine-month periods ended September 30, 2007 and 2006. Sales growth occurred in our other notation products with Allegro®, PrintMusic® and Finale SongWriter™ all experiencing revenue increases over the prior year.
SmartMusic revenue includes SmartMusic subscription revenue and accessories related to the SmartMusic product. As of September 30, 2007, we had 75,741 active SmartMusic subscriptions, a 38%

increase over the 54,821 active subscriptions as of September 30, 2006. Total SmartMusic revenue increased by $201,000, or 32%, to $822,000 for the three months ended September 30, 2007 compared to same period in 2006. Total SmartMusic revenue for the nine-month period ended September 30, 2007 increased by $422,000, or 27%, compared to the first nine months in 2006. As disclosed in our annual report on Form 10-KSB, we were anticipating the release of SmartMusic 10.0 and SmartMusic Impact™ in early 2007. We released these products in April and experienced growth in revenue beginning the fall of 2007 with back-to-school teacher and student purchases as well as strong microphone accessory sales.
The SmartMusic subscription service continues to show steady growth and represents an increasing share of net revenue. Subscription revenue was $536,000 for the three months ended September 30, 2007, a 23% increase over subscription revenue of $435,000 during the same period in 2006. Subscription revenue was $1,473,000 for the nine months ended September 30, 2007, a 25% increase over subscription revenue of $1,179,000 during the same period in 2006.
During the third quarter of 2007, we implemented a direct sales strategy for SmartMusic. Salespeople were hired to focus on school district sales activities and site licenses were introduced offering volume pricing . Total schools using SmartMusic reached 6,901 as of September 30, 2007 compared to 5,507 as of September 30, 2006. Additionally, with the release of SmartMusic 10.0 and SmartMusic Impact in April 2007, the company began tracking and reporting Impact Teachers. Impact Teachers are teachers using SmartMusic 10.0 who have issued assignments to 50 or more students. As of September 30, 2007 there were 159 Impact Teachers, and the average number of student subscriptions per Impact Teacher was 44. This compares to 26 Impact Teachers with 29 average student subscriptions as of June 30, 2007.
Gross profit for the three-month period ended September 30, 2007 increased by $400,000 to $3,884,000 compared to the three months ended September 30, 2006, and improved by $799,000 to $8,751,000 for the nine months ended September 30, 2007 compared to the same period in 2006. The increase in gross profit for the three and nine months ended September 30, 2007 is due to the increase in revenues.
Operating expenses for the three- and nine-month periods ended September 30, 2007 were $2,881,000, and $8,673,000, respectively, an 8% and 6% increase from $2,672,000 and $8,208,000 for the same periods last year, respectively. Development expenses for the three and nine months ended September 30, 2007 increased by $111,000 and $394,000, respectively, when compared to the same periods last year. Development expenses continue to increase as we expand our SmartMusic repertoire and increase business systems costs in support of SmartMusic Impact. Sales and marketing expenses remained mostly flat for the quarter but decreased by $74,000 for the first nine months of 2007 compared to the same period last year. General and administrative expenses for the three and nine months ended September 30, 2007 increased by $95,000 and $145,000, respectively, when compared to the same periods last year. General and administrative expenses increased in the third quarter when compared to the same period last year primarily as a result of an increase in consulting expenses for our Sarbanes-Oxley 404 implementation and legal expenses relating to our S-3 registration statement. Costs increased during the first nine months mainly due to our Sarbanes-Oxley 404 implementation and consulting expenses relating to FIN48 adoption.
Net cash provided by operating activities was $1,101,000 for the nine-month period ended September 30, 2007 compared to $306,000 of cash provided in operating activities in the nine months ended September 30, 2006. The improvements in cash in 2007 compared to 2006 are primarily a result of the improvement of net income for the period, increase in SmartMusic subscriptions resulting in increases in deferred revenue and improved cash collections resulting in reduced accounts receivable.
“It is rewarding and exciting to see the growth in SmartMusic,” stated John Paulson, chief executive officer. “We believe two factors are driving this growth. First, the addition of titles for large ensembles (band, jazz ensemble, orchestra and, eventually, choir) means that SmartMusic can, for the first time, support the core curricula of these popular music classes. Second, the SmartMusic Impact grade book allows teachers to easily post student assignments and track student grades. The combination of SmartMusic and Impact means that teachers can individualize instruction and measure student achievement. They finally have the practical means to comply with growing demands for teacher accountability.”
About MakeMusic, Inc.
MakeMusic®, Inc. is a world leader in music-education technology whose mission is to enhance and transform the experience of making, teaching and learning music. Among its leading products are Finale®, a best-selling music notation software, and SmartMusic®, the music learning software for band, orchestra and choir. MakeMusic maintains its corporate headquarters in Minneapolis. Further information about the company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations for investment in repertoire and business systems development for SmartMusic. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, our ability to secure licenses and complete other tasks related to repertoire development for SmartMusic, fluctuations in general economic conditions, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-KSB).

Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We undertake no obligation to update publicly or revise any forward-looking statements.
Financial Tables Follow:

MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months		9 Months
	Ended September 30,		Ended September 30,
	2007	2006	2007	2006
Notation Revenue	3,514	3,208	7,816	7,312
Smart Music Revenue	822	621	1,980	1,558
Other Revenue	285	196	499	389

NET REVENUE	4,621	4,025	10,295	9,259

COST OF REVENUES	737	540	1,544	1,307

GROSS PROFIT	3,884	3,485	8,751	7,952

OPERATING EXPENSES:
Development expenses	1,012	901	3,017	2,623
Selling and marketing expenses	1,054	1,051	3,014	3,088
General and administrative expenses	815	720	2,642	2,497

Total operating expenses	2,881	2,672	8,673	8,208

INCOME/(LOSS) FROM OPERATIONS	1,003	813	78	(256)

Interest Income	33	17	99	68
Interest Expense	(4)	0	(13)	0
Other income (expense), net	(1)	14	(1)	16

Net income/(loss) before income tax	1,031	844	163	(172)
Income tax	(1)	(1)	(2)	(9)

Net Income/(Loss)	1,030	843	161	(181)

Income/(Loss) per common share:
Basic	0.25	0.22	0.04	(0.05)
Diluted	0.22	0.19	0.04	(0.05)

Weighted average common shares outstanding:
Basic	4,134,706	3,913,251	4,095,096	3,904,041
Diluted	4,597,155	4,411,458	4,537,427	3,904,041

MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars, except for share data)

	September 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash	$4,094	$3,130
Accounts receivable (net of allowance of $29 and $149 as of September 30, 2007 and December 31, 2006, respectively)	1,483	1,664
Inventories	370	347
Prepaid expenses and other current assets	135	199

Total current assets	6,082	5,340
Property and equipment, net	787	663
Capitalized software products, net	1,253	954
Goodwill, net	3,630	3,630
Other non-current assets	35	39

Total assets	11,787	10,626

Liabilities and shareholders’ equity
Current liabilities:
Current portion of capital lease obligations	56	10
Accounts payable	486	507
Accrued compensation	1,020	1,066
Other accrued liabilities	159	254
Post contract support	181	181
Reserve for product returns	330	429
Current portion of deferred rent	26	25
Deferred revenue	1,484	1,199

Total current liabilities	3,742	3,671

Capital lease obligations, net of current portion	147	15
Deferred rent, net of current portion	76	96

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000 Issued and outstanding shares — 4,148,047 and 3,971,229 As of September 30, 2007 and December 31, 2006, respectively	41	40
Additional paid-in capital	63,712	62,896
Accumulated deficit	(55,931)	(56,092)

Total shareholders’ equity	7,822	6,844

Total liabilities and shareholders’ equity	$11,787	$10,626

MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	9 Months Ended
	September	September
	2007	2006
Operating activities
Net income (loss)	161	(181)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization of property, equipment and capitalized software	462	299
Issuance of options and warrants for services	247	239
Net change in assets and liabilities:
Accounts receivable	181	(488)
Inventories	(23)	51
Prepaid expenses and other current assets	68	66
Accounts payable	(21)	(164)
Accrued liabilities and product returns	(259)	327
Deferred revenue	285	157

Net cash provided by operating activities	1,101	306

Net cash used in investing activities
Purchases of property & equipment	(172)	(463)
Capitalized development and other intangibles	(510)	(389)

Net cash used in investing activities	(682)	(852)

Net cash provided by financing activities
Proceeds from stock options & warrants exercised	570	134
Payments on long-term debt and capital leases	(25)	(16)

Net cash provided by financing activities	545	118

Net increase (decrease) in cash	964	(428)
Cash, beginning of period	3,130	2,952

Cash, end of period	4,094	2,524

Supplemental disclosure of cash flow information
Interest paid	13	0
Income taxes paid	2	9

Other non-cash investment and financing activities
Equipment acquired under capital lease	203	29
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